EXHIBIT 16.1


                              Roy A. Cohen, C.P.A.
                              8912 Oak Trail Drive
                              Santa Rosa, CA 95409
                                 (707) 537-1015


November 15, 2000



Securities and Exchange Commission
Washington, DC   20549

     I was previously the independent accountants for Meditech Pharmaceuticals, Inc., and on August 18, 2000, I reported on the consolidated financial statements of Meditech Pharmaceuticals, Inc. as of and for the three years ended May 31, 2000. On September 6, 2000, I was replaced as the independent accountants of Meditech Pharmaceuticals, Inc.

     I have read Meditech Pharmaceuticals, Inc.'s statements included under Item 4 of its Form 8-K/a dated September 6, 2000, and I agree with such statements.



Santa Rosa, California                        /s/ Roy A. Cohen
November 15, 2000                                 Roy A. Cohen, C.P.A.